       1                                          Exhibit 99


AT&T TO TAKE AFTER-TAX CHARGE OF ABOUT $4 BILLION TO COVER
NEARLY 40,000 JOB REDUCTIONS, OTHER ACTIONS

FOR RELEASE: TUESDAY, JANUARY 2, 1996

     NEW YORK -- AT&T said today it would take a post-tax charge of approximately $4 billion against fourth-quarter earnings to cover the costs of implementing refocused strategies and actions designed to increase its competitiveness and efficiency as it restructures into three independent companies.

     The expenses include reductions of nearly 40,000 jobs over three years, with about 70 percent completed by the end of 1996. However, because more than 6,500 managers have taken a voluntary severance package and about 4,000 other employees could be moving with units AT&T intends to divest, involuntary reductions during the period are expected to be about 30,000. Extension of the voluntary separation offer to additional employees may further decrease the number of involuntary reductions necessary.

     The charge will be approximately $6 billion before taxes and will reduce fourth quarter net income by approximately $4 billion or about $2.50 a share. The company said it will report final numbers when it closes its books later this month. AT&T's earnings for the first nine months of 1995 were $2.82 billion or $1.77 per share. For 1994, profits were $4.7 billion or $3.01 per share.

     "The reduction in our workforce will be the most difficult and painful step we've had to take in this restructuring process," said AT&T Chairman Robert E. Allen. "Compassion will be an essential ingredient in the handling of the job cuts that are part of today's announcement. But I believe the reductions and other actions are absolutely essential if our businesses are to be competitive.

     "This is a key milestone that puts us right on track in our plan to create three new companies that will be positioned as strongly as possible to succeed in their markets."

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     Allen emphasized that the company will stay focused on
customers and their needs during the transition. He also reiterated his personal commitment that AT&T will help the employees who leave do so with dignity and support.

     The actions included in the charge announced today primarily affect the new AT&T company, which will provide telecommunications services, and the systems and technology company, which will provide network, business and consumer technology and equipment. The third company, AT&T Global Information Solutions, the computer unit, said in September it would eliminate 8,500 jobs in 1995 and 1996 and AT&T took a post-tax charge of $1.17 billion to third-quarter earnings for this and other actions to strengthen the company.

     The fourth-quarter charges include:

     - Force reductions resulting in severance pay and related costs estimated to be about $2.6 billion before taxes.

     - Writing down the value of assets. Total costs for these activities are an estimated $1.7 billion.

     - Closing, selling or consolidating facilities that are not strategic to the new companies' future operations, including costs for lease terminations. Total costs for all these activities amount to approximately $1.1 billion of the charge.

     - Other actions totaling nearly $700 million.

     Examples of company-wide actions include: Reduction of corporate staff organizations and costs associated with early termination of building leases related to the reduction of employees and consolidation of operations.

     Examples of actions in the new AT&T company include: Force reductions resulting from the continued application of technology in operations and support functions throughout the new company and reductions in marketing and sales support positions as it streamlines the number of service offerings for businesses.

     The new AT&T also intends to reduce the value of some investments, including Unitel, its Canadian telecommunications venture, and for several international units where it is restructuring the operations of those companies. Plans also include modifying several of the company's on-line services to Internet-based technical platforms and modifying some of its messaging services, which will require writing down the value of some proprietary software and hardware. It will also write down the value of some unneeded network facilities -- such as microwave towers -- and refocus some of its undersea cable operations.
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     Examples of actions in the systems and technology company
include:Force reductions resulting from a number of initiatives across the business, including consolidating back-office support in engineering and installation offices around the world; consolidating and streamlining product- and market-management functions in Network Systems; moving support closer to the customer by reducing U.S. based support for international operations, and reducing the centralized support for manufacturing operations.

     Asset writedowns for the systems and technology company include the previously announced plan to sell the company's Paradyne unit and consolidation of its material distribution operations. Also included are costs for restructuring its consumer products business as it implements a number of major process improvements in 1996 and 1997 in how it designs, manufactures and distributes those products. The company will also consolidate its Network Systems and Global Business Communications Systems offices outside the U.S. for greater efficiency, and consolidate and centralize several customer operations locations around the world, as well as consolidate and upgrade several manufacturing operations outside the U.S.

     AT&T said it would provide further details on the specific actions included in the charges as the activities are implemented. The company said it does not intend to provide details on force reductions by country, state or company facility until it is able to notify affected employees and local communities. However, it noted that New Jersey, with about 48,000 of the company's approximately 300,000 employees, would see reductions of about 6,000 to 7,000 jobs.

     AT&T added that the companies will continue to have a major presence in the state, with a combined employee population of more than 40,000. The operating headquarters of the new AT&T will continue to be based in Basking Ridge; the systems and technology company has announced that its global headquarters will be in Murray Hill and Bell Laboratories will continue to have major facilities in both Murray Hill and Holmdel.

      If the two new companies were launched today and included all force reductions contemplated, the estimate of the size and the number of force reductions are: New AT&T -- 110,000 employees, after force reductions of about 17,000; systems and technology company -- 108,000 employees, after force reductions of 23,000.

     The company said that the total force reductions include about 10,000 corporate-wide staff jobs in functions such as information systems, human resources and financial operations that were needed to manage AT&T as a large integrated enterprise as well as support its many decentralized units. The remaining

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reductions will occur within the operating units of the two new companies and include about 6,000 administrative and back office support positions. The vast majority of the job cuts will be in U.S.- based operations.

     In a personal message delivered to employees via electronic mail and audiotape and posted to the company's Internet homepage, Allen said the job reductions "are being driven by changes in our marketplace --changes in customer needs, technology and public policy -- not through any fault of the people who will leave."

     To prepare for the job cuts, AT&T on November 15, 1995, began offering voluntary separation packages to nearly 72,000 managers who had until December 29, 1995, to accept. Under the voluntary or involuntary programs, managers receive lump-sum payments ranging from five to 35 weeks of salary, based on a manager's age and years with the company; an additional 20 percent of the lump sum; up to $10,000 for education, retraining, relocation to take a job elsewhere, or to begin a business, and a way for managers within two years of retirement to bridge the remaining time to pension eligibility. In addition, managers receive eight weeks of pay under the voluntary plan.

     Non-management workers, who are declared surplus and who are covered by labor agreements and comparable other policies, can receive from one to 104 weeks' pay, based on seniority.

     Allen also noted that the process to launch the companies was on schedule. AT&T has filed a request with the IRS for a ruling that the spinoff of the systems and technology company will be tax-free; named senior officers for the new companies; is on track to file with the Securities and Exchange Commission for an initial public stock offering for the systems and technology company, and still expects to complete the transactions by the end of 1996.

     AT&T said it would hold a one-way conference call for the investment community and the news media at 11 a.m. Eastern standard time with Rick Miller, senior executive vice president and chief financial officer and a member of the steering committee overseeing the restructuring, who will provide additional details on the actions announced today. The number for U.S. callers is 1-800-260-0718. Callers outside the U.S. can dial 602-872-2632. The call will be replayed beginning at 2 p.m. today until midnight Wednesday, January 3. U.S. callers may dial 1-800-475-6701; outside the U.S., the number is 612-365-3844
(enter code 606300 to hear the rebroadcast).

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